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                                                                     Exhibit 5.1

                      [MORRISON & FOERSTER LLP LETTERHEAD]

                                  June 14, 2001

Wire One Technologies, Inc.
225 Long Avenue
Hillside, New Jersey 07205

Ladies and Gentlemen:

      Wire One Technologies, Inc., a Delaware corporation (the "Company"), filed that certain Registration Statement on Form S-1 (the "Form S-1") with the Securities and Exchange Commission (the "Commission") on July 28, 2000 (Registration No. 333-42518), as amended by Amendment No. 1 thereto filed with the Commission on September 1, 2000, Amendment No. 2 thereto filed with the Commission on September 12, 2000 and Amendment No. 3 thereto filed with the Commission on September 15, 2000. At your request, we have examined Post-Effective Amendment No. 1 to the Form S-1 on Form S-3 filed by the Company with the Commission on June 14, 2001 (the "Post-Effective Amendment"), relating to the registration under the Securities Act of 1933, as amended (the "Act"), of 902,145 shares of the Company's common stock, par value $.0001 per share (the "Series A Conversion Shares"), issuable upon conversion of 2,105 shares of the Company's series A preferred stock, par value $.0001 per share (the "Series A Preferred Stock"). The Series A Preferred Stock was issued in connection with a private placement to various stockholders completed on June 14, 2000 pursuant to a Series A Preferred Stock and Warrant Purchase Agreement.

      This opinion is being delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Act. All capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Post-Effective Amendment.

      As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale by the Company of the Series A Conversion Shares. In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by entities other than the Company, we have assumed that each other entity has the power and authority (or, in the case of individuals, the capacity) to execute and deliver, and to perform and observe the provisions of such documents, and the due authorization by each such entity of all requisite action and the due execution and delivery of such documents by each such entity. In addition, we have assumed that the current Board of Directors has been validly elected and that the shares of

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Wire One Technologies,
Inc. June 14, 2001

Series A Preferred Stock have been duly paid for. We have also assumed that the Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware.

      In connection with this opinion, we have examined originals or copies of the Series A Preferred Stock and Warrant Purchase Agreement and of the certificate of incorporation and the bylaws, each as amended to date, of the Company. In addition, we have examined such records, documents, certificates of public officials and the Company, made such inquiries of officials of the Company and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

      Based upon and subject to the foregoing, we are of the opinion that the Series A Conversion Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued in accordance with the terms of the Company's certificate of incorporation, will be validly issued, fully paid and non-assessable.

      We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law in effect on the date hereof.

      We consent to the use of this opinion as an exhibit to the Post-Effective Amendment and further consent to all references to us in the Post-Effective Amendment, the prospectus constituting a part thereof and any amendments thereto.

                                        Very truly yours,

                                        /s/ Morrison & Foerster LLP
                                        ---------------------------
                                        Morrison & Foerster LLP